EXHIBIT 3(b)
                            ARTICLES OF AMENDMENT
                                    TO THE
                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                        FLORIDA POWER & LIGHT COMPANY

These articles of Amendment to the Restated Articles of Incorporation of Florida Power & Light Company were adopted by the Stock Issuance Committee of the Board of Directors of Florida Power & Light Company pursuant to the Florida Business Corporation Act, Section 607.0602, Florida Statutes, for the purpose of establishing and designating a series within a class of its shares before the issuance of any shares of that series and determining the preferences, limitations and relative rights of such series. No shareholder action was required in accordance with Section 607.0602.

1. The name of the corporation is Florida Power & Light Company.

2. The text of the amendment determining the terms of Series A of Florida Power & Light Company's Preferred Stock, without par value ("No Par Preferred Stock"), is set forth below:

   (a) The initial series of No Par Preferred Stock established by this resolution is hereby designated "$2.00 No Par Preferred Stock, Series A (Involuntary Liquidation Value $25 Per Share)."
   (b) The $2.00 No Par Preferred Stock, Series A (Involuntary Liquidation Value $25 Per Share), is hereby authorized to be issued in the amount of 5,000,000 shares.
   (c) The dividend rate of the $2.00 No Par Preferred Stock, Series A (Involuntary Liquidation Value $25 Per Share) shall be $2.00 per share per annum and no more, payable quarterly on March 1, June 1, September 1, and December 1, of each year, commencing on June 1, 1992, and dividends on the 5,000,000 shares of $2.00 No Par Preferred Stock, Series A (Involuntary Liquidation Value $25 Per Share) shall commence to accrue from and after March 26, 1992, or such other date as the shares are actually issued.
   (d) The Company, by a majority vote of the Board of Directors, may at any time upon not less than 30 days' notice redeem all of the $2.00 No Par Preferred Stock, Series A (Involuntary Liquidation Value $25 Per Share), or may from time to time redeem any part thereof by paying in cash a redemption price consisting of the sum of:

      (i) $27.00 per share if redeemed on or prior to February 28, 1997; and thereafter, $25.00 per share; plus

     (ii) in each case, an amount equivalent to the accrued and unpaid dividends, if any, to the date of redemption;

      provided, however, that the shares of the $2.00 No Par Preferred Stock, Series A (Involuntary Liquidation Value $25 Per Share) shall not be redeemable prior to March 1, 1997, directly or indirectly from or in anticipation of monies borrowed, or proceeds of shares of other series of Preferred Stock (or of any other stock ranking prior to or on a parity with the Company's preferred stocks) sold, by or for the account of the Company, at an effective interest or dividend cost to it (calculated in accordance with generally accepted financial practice) of less than 8.2102% per annum.

   (e) The manner of effecting such redemption shall be that which is applicable to the Company's No Par Preferred Stock as set forth in the Company's Restated Articles of Incorporation.
   (f) The Company may deposit the aggregate redemption price (or the portion thereof not already paid) with any bank or trust company in the City of New York, New York or in the City of Miami, Florida or with any bank or trust company located anywhere in the United States of America and acting as registrar or transfer agent with respect to the $2.00 No Par Preferred Stock, Series A (Involuntary Liquidation Value $25 Per Share).
   (g) Each holder of $2.00 No Par Preferred Stock, Series A (Involuntary Liquidation Value $25 Per Share) shall have
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      one quarter (1/4) of one vote for each share held of record by such holder.  Holders may vote fractional votes.

   (h) In the event of any involuntary liquidation, dissolution or winding up of the Company, which shall include any such liquidation, dissolution or winding up which may arise out of or result form the condemnation or purchase of all or a major portion of the properties of the Company by (i) the United States Government or any authority, agency or instrumentality thereof, or (ii) a state of the United states of any authority, agency or instrumentality thereof, (iii) a district, cooperative or other association or entity not organized for profit, the involuntary liquidation value of the $2.00 No Par Preferred Stock, Series A (Involuntary Liquidation Value $25 Per Share) shall be $25.00 per share.

   (i) Except as above set forth, the $2.00 No Par Preferred Stock, Series A (Involuntary Liquidation Value $25 Per Share) shall possess all of the characteristics of shares of No Par
          Preferred Stock set forth in the Restated Articles of Incorporation of the Company.

3. The above amendment was duly adopted by the Stock Issuance
Committee of the Board of Directors of the Company on March 19, 1992.


This, the 23rd day of March, 1992.



FLORIDA POWER & LIGHT COMPANY



   K. MICHAEL DAVIS
   K. Michael Davis
Vice President, Accounting, Controller
and Chief Accounting Officer